UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 25, 2007
HARMONIC INC.
(Exact name of registrant as specified in its charter)
Commission file number: 000-25826

Delaware	77-0201147
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

549 Baltic Way	94089
Sunnyvale, California	(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 542-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
On July 25, 2007, Harmonic Inc., a Delaware corporation (“Harmonic”), Dusseldorf Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Harmonic (“Merger Sub”), Rhozet Corporation, a California corporation (“Rhozet”), and David Trescot, as shareholders’ representative (the “Shareholders’ Representative”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to satisfaction or waiver of the conditions therein, Merger Sub will merge with and into Rhozet (the “Merger”), and Rhozet will become a wholly-owned subsidiary of Harmonic.
Under the terms of the Merger Agreement, Harmonic has agreed to pay an aggregate of approximately $15.5 million (the “Merger Consideration”), which will be comprised of (i) approximately $2.53 million in cash and approximately 1,099,790 shares of Harmonic’s common stock, par value $0.001 per share (“Harmonic Common Stock”), in exchange for all of the issued and outstanding capital stock of Rhozet, and (ii) approximately $2.76 million of cash to be paid, at such time as provided in the Merger Agreement, to the holders of options to acquire Rhozet’s common stock that are outstanding immediately prior to the effective time of the Merger (“Rhozet Options”).
Rhozet has made customary representations, warranties and covenants in the Merger Agreement. Pursuant to the Merger Agreement, following the consummation of the Merger, shareholders of Rhozet have agreed to indemnify Harmonic, its officers, directors, affiliates, employees, agents and representatives for any losses related to certain matters, including, among other things, breaches of representations or warranties of Rhozet contained in the Merger Agreement or any related certificates or other instruments delivered by or on behalf of Rhozet, any failure by Rhozet to perform or comply with any covenant applicable to it contained in the Merger Agreement or any related certificates or other instruments delivered by or on behalf of Rhozet, and for other customary matters. As partial security for such indemnity obligations, the parties to the Merger Agreement agreed that, at the closing of the Merger, approximately $2.325 million of the Merger Consideration, comprising of cash and shares of Harmonic’s common stock, will be withheld by Harmonic.
The completion of the Merger is subject to various conditions, including, among other things, the approval of Rhozet’s shareholders, the absence of any change, event, or effect that is materially adverse to the business, assets, financial condition, results of operations or prospects of Rhozet, accuracy of representations and warranties, compliance with covenants and other customary closing conditions.
The Boards of Directors of each of Harmonic and Rhozet have approved the Merger Agreement and the Merger.
The parties currently expect the Merger to close on or about July 31, 2007, although there can be no assurances that the Merger will close in that time period, or at all.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 30, 2007	HARMONIC INC.
	By:	/s/Robin N. Dickson
Robin N. Dickson
Chief Financial Officer